SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               AmBase Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    023164106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

            [ ] Rule 13d-1(b)
            [x] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



923775.2

CUSIP No. 023164106     SCHEDULE 13G/A                           Page 2 of 6



--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert S. Jaffe
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [ ]
                                                       (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                 5      SOLE VOTING POWER
                        1,863,564
NUMBER OF      -----------------------------------------------------------------
SHARES           6      SHARED VOTING POWER
BENEFICIALLY            0
OWNED BY       -----------------------------------------------------------------
EACH             7      SOLE DISPOSITIVE POWER
REPORTING               1,863,564
PERSON WITH    -----------------------------------------------------------------
                 8      SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,863,564
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES
          (SEE INSTRUCTIONS)                                               [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
--------------------------------------------------------------------------------


923775.2

Item 1(a)   Name of Issuer:

            AmBase Corporation, a Delaware corporation
 ................................................................................

Item 1(b)   Address of Issuer's Principal Executive Offices:

            51 Weaver Street, Building 2, Greenwich, Connecticut 06831
 ................................................................................

Item 2(a)   Name of Person Filing:

            Robert S. Jaffe
 ................................................................................

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            777 Long Ridge Road
            Building A, 3rd Floor
            Stamford, Connecticut 06902
            Tel. No. (203) 614-2113
 ................................................................................

Item 2(c)   Citizenship:

            United States
 ................................................................................

Item 2(d)   Title of Class of Securities:

            Common stock, $0.01 par value
 ................................................................................

Item 2(e)   CUSIP Number:

            023164106
 ................................................................................

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

            (a) [ ] A broker or dealer registered  under section 15 of the Act.
            (b) [ ] A bank as defined  in section 3(a)(6) of the Act.
            (c) [ ] An insurance company as defined in section 3(a)(19) of the
                    Act.



                                  Page 3 of 6


923775.2

            (d) [ ] An  investment  company  registered  under  section 8 of the
                    Investment Company Act of 1940.
            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).
            (f) [ ] An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).
            (g) [ ] A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(1)(ii)(G).
            (h) [ ] A savings  association  as defined  in  section  3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).
            (i) [ ] A church plan that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
            (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box [x].

Item 4.     Ownership.

      (a)   Amount beneficially owned: ......................   1,863,564 shares
      (b)   Percent of class: ..............................................4.2%
      (c)   Number of shares as to which has:
            (i)   Sole power to vote or to direct the vote ............1,863,564
            (ii)  Shared power to vote or to direct the vote ..................0
            (iii) Sole power to dispose or to direct the disposition
                    of ................................................1,863,564
            (iv)  Shared power to dispose or to direct the disposition of .....0

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Mr. Jaffe beneficially owns the Common Stock referred to in parragraph (a) of Item 4 above through a number of entities and managed accounts through which he has control over the voting and disposition of such Common Stock. Such entities and managed accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock. No such entity or managed account owns more than 5% of the outstanding Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.
                                  Page 4 of 6


923775.2

Item 8.     Identification and Classification of Members of the Group.

      Not applicable.

Item 9.     Notice of Dissolution of Group.

      Not applicable.


Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                  Page 5 of 6

923775.2

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.


                                       /s/ Robert S. Jaffe
                                       --------------------------------------
                                       Robert S. Jaffe


Dated:  February 18, 2000


















      Attention: Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).





923775.2